Exhibit 10.5

ASSET PURCHASE AGREEMENT

by and between

INTEGRATED MANAGEMENT INFORMATION, INC.

and

CATTLENETWORK, LLC

Dated as of July 15, 2008

ARTICLE I.	CERTAIN DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Construction	4

1.3	Other Definitions	4

ARTICLE II	PURCHASE AND SALE	6

2.1	Purchase and Sale of Assets and Assumption of Assumed Liabilities	6

2.2	Closing	8

2.3	Purchase Price	8

2.4	RESERVED	8

2.5	Holdback Amount	8

2.6	Allocation of Purchase Price	8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	8

3.1	Organization and Authority of Seller	8

3.2	Reserved	9

3.3	Authority Relative to this Agreement	9

3.4	Consents and Approvals; No Violations	9

3.5	Title to Transferred Assets; Liens	9

3.6	Absence of Certain Events	10

3.7	Financial Statements	10

3.8	Books and Records	10

3.9	Litigation	11

3.10	Tax Matters	11

3.11	Liabilities	11

3.12	Compliance with Law	11

3.13	Seller Employees	11

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		Page

8.5	Parties in Interest	32

8.6	Execution of this Agreement	33

8.7	Severability	33

8.8	Enforcement; Service of Process	33

8.9	Amendments	33

8.10	Joint Preparation	33

EXHIBITS

Exhibit A	Purchase Price Allocation
Exhibit B	Bill of Sale
Exhibit C	Trademark Assignment
Exhibit D	Domain Name Assignment
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Agrileach License Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Website Content Agreement

SCHEDULES

2.1(a)(iii)	Tangible Assets
2.1(c)	Assumed Liabilities
2.4	Receivables Schedule
3.4	Consents and Approvals
3.7	Financial Statements
3.10	Tax Matters
3.12	Permits
3.13	Seller Employees
3.15(b)	Intellectual Property
3.15(l)	Exceptions to Validity of Seller Registered Intellectual Property
3.15(o)	Software
3.15(q)	Website Content
3.16	Assumed Contracts
3.17	Receivables
3.21	Trade Associations
3.24	Privacy
6.1(n)	Major Website Content Providers

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 15, 2008, by and between INTEGRATED MANAGEMENT INFORMATION, INC., a Colorado corporation having its principal place of business at 221 Wilcox Street, Ste. A, Castle Rock, Colorado 80104 (“Seller”) and CATTLENETWORK, LLC, a Delaware limited liability company, having its principal place of business at 400 Knightsbridge Parkway, Lincolnshire, Illinois 60069 (“Purchaser”).  Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in addition to other businesses which are not subject to this Agreement, Seller owns, certain internet-based, online businesses providing news, information, products and other services in connection with the livestock (including, swine and cattle) industries through the websites CattleNetwork.com, CattleStore.com, AgNetwork.com and SwineNetwork.com (collectively and each individually, the “Transferred Business”);

WHEREAS, upon and subject to the terms and conditions set forth herein, Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller, substantially all of the assets used or held for use by Seller in the conduct of the Transferred Business as a going concern and Purchaser proposes to assume certain specific liabilities and obligations of Seller.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1           Certain Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” means with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of equity interests of such first Person; (c) at least 10% of whose voting securities or any class of equity interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person.  “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of equity interests, by contract or otherwise.

“AgTrader Assets” means all Software, Source Codes, websites, domain names or other assets (tangible, intangible or otherwise) owned, acquired, created or developed by Seller or any Affiliate of Seller regarding the gathering, consolidating, reporting or providing of commodity prices and information for products in the agricultural industry, including, without limitation, AgTraderIndex.com.

“Agrileach License Agreement” means that certain perpetual license for Agrileach Software in the form attached as Exhibit F hereto.

“Agrileach Software” means that certain proprietary Software owned and developed by Seller for the purposes of gathering and scraping data from third party websites for inclusion as content on the Websites.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached hereto as Exhibit E.

“Bill of Sale” means the Bill of Sale in the form attached hereto as Exhibit B.

“Change of Control” (a) through a single transaction or through a series of related transactions, there is a sale, transfer or exchange at least 51% of the equity interests of the Seller; (b) a change in the majority of directors of the Seller, unless approved by the then majority of directors; or (c) all or substantially all of the Seller’s assets are sold or transferred.

“Contracts” means all contracts, agreements, leases, licenses, commitments, notes, loan agreements or any other agreements.

“Domain Name Assignment”  means the Domain Name Assignment in the form attached hereto as Exhibit D.

“GAAP” means the generally accepted accounting principles, consistently applied, with regard to all financial statements made as of or after the Closing Date.

“Governmental Authority” means any federal, state, national, provincial, municipal, public or other governmental department, commission, board, bureau, ministry, agency, administrative body, instrumentality or arbitration panel, or any court or tribunal, of or relating to government.

“Holdback Amount” means $50,000.00 of the Purchase Price.

“Indebtedness” means (a) all indebtedness for borrowed money, bank loans or lines of credit; (b) all liabilities secured by any Lien, whether or not the liability secured thereby shall have been assumed; (c) all guaranties, endorsements and other contingent obligations in respect of Indebtedness or performance of others; (d) the deferred portion or installments of purchase price, and any amounts reserved for the payment of a contingent purchase price; and (e) all obligations to reimburse issuers of any letters of credit.

“Knowledge of Seller” means the knowledge obtained or that would have been obtained, upon reasonable inquiry or investigation, of John Saunders, Linda Henderson, Eric Kelton and Robert Cook.

“Knowledge of Purchaser” means the knowledge obtained or that would have been obtained, upon reasonable inquiry or investigation, of Brian Tyler, Cliff Becker, Tom Denison, Brian Sokol, Lori Eppel, Kathy Nier, Loreen Muzik, Rebeca Magdaleno, Denise Terbil.

“Law” means any federal, state, national, provincial, local, foreign, domestic or other law (including common law), statute, act, ordinance, treaty or other requirement of any kind of any Governmental Authority, and the rules, regulations and orders promulgated thereunder.

“Lien” means any mortgages, liens, pledges, charges, security interests or encumbrances of any kind.

“Material Adverse Effect” means a material adverse change, occurrence, state of facts or development on or to the business, assets, condition (financial or otherwise), property or results of operations of the Transferred Business; provided, that a Material Adverse Effect shall not include any change, occurrence, or development that relates to or results from (a)  changes in conditions in the United States or global economy or capital or financial markets, generally, including changes in interest or exchange rates, commodity prices, unexpected product or supply shortages and overseas movement of manufacturing facilities, (b) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect industries underlying the Transferred Business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (e) hurricanes, floods, earthquakes or other natural disasters or (f) any action taken by Seller as contemplated or permitted by this Agreement or with Purchaser’s consent.

“Permits” means all permits, licenses, variances, exemptions, orders, registrations and approvals and governmental authorizations of all Governmental Authorities.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Prime Rate”  means the prime rate of interest announced from time to time in the edition of the Wall Street Journal that is widely distributed in Chicago, Illinois.

“Receivables”  means all notes receivable, accounts receivable and other similar accounts or receivables for products or services.

“Seller Business”  means all businesses of the Seller, other than the Transferred Business.

“Software” means all computer software, including all source code, object code, firmware, assemblers, applets, compilers, development and design tools, user interfaces and data files, files, records data, and documentation (including design documents, flowcharts, and specifications therefore), in any format, however fixed, and all media on which the foregoing is recorded used in connection with the Transferred Business.

“Tangible Assets” means all fixed, tangible and moveable assets and all furniture, fixtures and equipment used by Seller in connection with the Transferred Business.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”).

“Trademark Assignment” means the Trademark Assignment in the form attached hereto as Exhibit C.

“Transfer” means any (a) sale, assignment, pledge, hypothecation, transfer, exchange or other transfer for consideration, or (b) gift, bequest or other transfer for no consideration (whether or not by operation of law), or (c) disposition that encumbers, impairs or otherwise affects the AgTrader Assets.

“Transferee” means a Person to whom the Seller proposes to Transfer all or a portion of the AgTrader Assets or any separate rights thereunder, or to whom AgTrader Assets, or any separate rights thereunder, have been transferred.

“Transition Services Agreement” means that certain Transition Services Agreement in the form attached as Exhibit G hereto.

“Websites” means certain websites owned by Seller, which Seller uses or maintains as part of the Transferred Business, which include CattleNetwork.com, CattleStore.com, AgNetwork.com and SwineNetwork.com.

1.2           Construction.  Unless the context of this Agreement otherwise clearly requires, (a)  references to the plural include the singular, and references to the singular include the plural, (b)  references to any gender include the other genders, (c)  the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d)  the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e)  the terms “day” and “days” mean and refer to calendar day(s) and (f)  the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (i)  any document, instrument or agreement (including this Agreement) (A)  include and incorporate all exhibits, schedules and other attachments thereto, (B)  include all documents, instruments or agreements issued or executed in replacement thereof and (C)  mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii)  a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  All dollar amounts in this Agreement, including the symbol “$”, refer to U.S. dollars, unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

1.3           Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

DEFINITION	SECTION
Acquisition Transaction	3.22
Additional Survival Period	7.1(b)
Advertising Rights	5.5(b)
Agreement	Preamble
Applicable Terms	5.12(b)
Assumed Contracts	2.1(a)(vii)
Assumed Liabilities	2.1(c)
Business Names	3.15(a)(i)
Closing	2.2
Closing Date	2.2
Copyrights	3.15(a)(i)
Cure Period	9
Customer Information	3.24(a)
Dispute	3.15(m)
Domain Names	3.15(a)(i)
Excluded Assets	2.1(b)
Financial Statements	3.7
Holdback Account	2.5
Indemnified Party	7.5(b)
Indemnifying Party	7.5(b)
Indemnity Claim	7.5(a)
Intellectual Property	3.15(a)(i)
Losses	7.2
Marks	3.15(a)(i)
Non-Assignable Contracts	5.6
Offer	5.12(a)
Other Advertising Rights	5.5(b)
Participant	2.1(a)(vi)
Participants Lists	2.1(a)(vi)
Party or Parties	Preamble
Preclosing Revenue Schedule	2.4(b)
Pre-Closing Tax Period	3.10
Privacy Policy	3.24(d)
PTO	3.15(b)
Publication Advertising Rights	5.5(a)
Purchase Price	2.3
Purchaser	Preamble
Purchaser Business	2.4(a)
Purchaser Claim	7.2
Purchaser Indemnified Parties	7.2
Purchaser Option Period	5.12(b)
Purchaser Receivables	5.9(a)
Registered Business Names	3.15(a)(iii)
Registered Intellectual Property	3.15(a)(iii)
Restrained Parties	5.7(a)

DEFINITION	SECTION
Returns	3.10
Seller	Preamble
Seller Claim	7.3
Seller Employees	3.13
Seller Indemnified Parties	7.3
Seller Software	3.15(o)
Seller Receivables	5.9(a)
Source Code	3.15(o)
Transferred Intellectual Property	3.15(a)(ii)
Seller Non-Compete Term	5.7(a)
Seller Registered Intellectual Property	3.15(b)
Standard Survival Period	7.1(a)
Third Party Indemnity Claim	7.5(a)
Trademark	Recitals
Transaction Documents	3.25(a)
Transactions	2.2
Transferred Assets	2.1(a)
Transferred Domain Names	Recitals
Transferred Business	Recitals
Vance Publishing	5.5(a)

ARTICLE II

PURCHASE AND SALE

2.1           Purchase and Sale of Assets and Assumption of Assumed Liabilities.

(a)           Purchase and Sale of Assets.  Upon the terms and conditions herein set forth, Seller hereby agrees to (or cause certain of its Affiliates to) sell, convey, transfer, assign, grant and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller (and certain of its Affiliates) at the Closing all of Seller’s right, title and interest in and to the following assets owned or used by Seller and relating to the Transferred Business (collectively, the “Transferred Assets”), free and clear of all Liens other than as expressly set forth herein:

(i)            the rights to conduct, manage and operate the Transferred Business, together with all goodwill related thereto;

(ii)           all Transferred Intellectual Property;

(iii)          all Tangible Assets set forth on Schedule 2.1(a)(iii);

(iv)          all of Seller’s right, title, and interest in and under all Permits of Seller used in connection with the Transferred Business that may be assigned by Seller to the Purchaser;

(v)           all available lists and databases (in an electronic or other form reasonably required or acceptable to Purchaser) of vendors, suppliers, advertisers,

subscribers, customers, registrants, industry experts, partners, sponsors, endorsers, users (including, but not limited to, feedlot owners and ranchers), other Persons or entities required to organize, promote, produce, operate and manage the Transferred Business and all Persons that have informed Seller that they do not wish to be contacted in connection with any future activities of the Transferred Business, including, with respect to each of the forgoing categories, names, addresses, telephone numbers, email addresses, website addresses, demographic data, call histories, order histories and all other information required to organize, promote, produce and manage the Transferred Business (collectively, the “Participant Lists” and each Person so identified, a “Participant”);

(vi)          all of Seller’s right, title, and interest in the Contracts set forth on Schedule 3.16 (collectively, the “Assumed Contracts”);

(vii)         all printed or electronic materials (including on-line materials and content and on-line newsletters and publications) relating to the Transferred Business in the possession of Seller; and

(viii)        all of Seller’s available financial records, correspondence, data, files and all other books, records and files relating to the Transferred Business or employees of the Transferred Business that are hired by Purchaser.

(b)           Excluded Assets.  Other than the assets described in Section 2.1(a), all rights, interests and assets of Seller (collectively the “Excluded Assets”) are to be retained by Seller and do not constitute Transferred Assets.  The Excluded Assets include, without limitation, (a) all cash of Seller associated with or attributable to billings of Seller’s accounts prior to Closing and all cash on hand of Seller, (b) the Agrileach Software, (c) the AgTrader Assets, and (d) business or other records and documents that pertain to the internal affairs between the Seller and/or other divisions or Affiliates of Seller and to employees of Seller not hired by Purchaser or who do not consent to the release of such records which constitute their personal employment file.

(c)           Assumption of Liabilities.  Except as expressly provided in this Section 2.1(c), Purchaser shall not assume any liability or obligation of Seller relating to the Transferred Business or the Transferred Assets, regardless of whether or not a claim has arisen as of the Closing date, including, without limitation, any liability resulting from any content, including any third party or advertiser content (whether prepared solely by such third party or advertiser or with the assistance of Seller) on the Websites prior to the Closing Date, except that Purchaser shall assume all of Seller’s liabilities and obligations set forth on Schedule 2.1(c), including those which arise after the Closing pursuant to the Assumed Contracts.  The liabilities assumed by Seller pursuant to this Section 2.1(c) are collectively referred to herein as the “Assumed Liabilities”).

(d)           Reservation of Rights.  Nothing contained herein, other than the agreements contained in Section 5.7 (Non-Compete). shall prohibit Seller from and Seller reserves the right to retain and continue to use any assets that are not Transferred Assets, including, but not limited to, all databases of vendors, suppliers, subscribers, customers, registrants, industry experts, partners, sponsors, endorsers, users (including feedlot owners and ranchers) in the conduct of its businesses which are not Transferred Businesses hereunder.

(e)

2.2           Closing.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Transferred Assets and assumption of the Assumed Liabilities and the other transactions contemplated hereby (collectively, the “Transactions”) shall take place simultaneously with the execution of this Agreement, at the offices of Wildman, Harrold, Allen & Dixon, LLP, 225 West Wacker Dr., Chicago, IL 60606.  The Closing shall occur on July 15, 2008 (the “Closing Date”) at 10:00 a.m. or at such other time or place as agreed by the parties.

2.3           Purchase Price.  The total cash consideration payable by Purchaser to Seller on the Closing Date for the Transferred Assets shall be an amount equal to $800,000.00 (the “Purchase Price”).  The Purchase Price, less $25,000.00, the amount paid by Purchaser to Seller as a non-refundable deposit on June 24, 2008, and, less the Holdback Amount (such net amount, the “Closing Date Payment Amount”) shall be paid by Purchaser to Seller on the Closing Date, subject to the terms and conditions of this Agreement.

2.4           RESERVED.

2.5           Holdback Amount.

(a)           Subject to any reductions in the Holdback Amount made in accordance with Section 7.4 hereof, no later than January 15, 2009, Purchaser shall pay to Seller the remaining Holdback Amount.  Purchaser hereby agrees to maintain the Holdback Amount in an interest bearing deposit account in the name of Purchaser with a financial institution reasonably agreeable to Seller and Purchaser (the “Holdback Account”).  Purchaser hereby agrees that interest on funds in the Holdback Account shall accrue for the benefit of the Seller, subject to the terms of this Agreement, at a rate of interest not less than the Prime Rate.

2.6           Allocation of Purchase Price.  The Parties agree that the Closing Date Purchase Price is being paid for, and shall be allocated among, the Transferred Assets as set forth on Exhibit A, or in accordance with such other allocation as the Parties shall mutually agree not later than 60 days after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

3.1           Organization and Authority of Seller.  Seller is a corporation duly incorporated and validly subsisting and in good standing under the Laws of the State of Colorado.  Seller has all corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.  Seller is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.  Seller uses the trade or business name of IMI Global, Inc., IMI, Inc.,

CattleNetwork, CattleStore, AgNetwork and SwineNetwork and Seller and IMI Global, Inc., IMI, Inc., CattleNetwork, CattleStore, AgNetwork and SwineNetwork are, for all purposes, the same entity.  IMI Global, Inc., IMI, Inc., CattleNetwork, CattleStore, AgNetwork and SwineNetwork have no separate existence apart from Seller.  Any and all references to IMI Global, Inc., IMI, Inc., CattleNetwork, CattleStore, AgNetwork and SwineNetwork in any Transferred Asset, including, but not limited to, IMI Global, Inc., IMI, Inc., CattleNetwork, CattleStore, AgNetwork and SwineNetwork being named as a party to any Assumed Contract, has the same legal effect and meaning as though such reference was to Seller.

3.2           [RESERVED].

3.3           Authority Relative to this Agreement.  Seller has the right, power and capacity to execute and deliver or cause to be delivered each certificate, agreement, document or other instrument to be executed and delivered by Seller in connection with the Transactions and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated by this Agreement.  The Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been, and the other documents contemplated to be executed by Seller hereby will be as of the Closing, duly executed and delivered by Seller and constitute or will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof or thereof, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

3.4           Consents and Approvals; No Violations.  Except as set forth on Schedule 3.4, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person, including any party to any Assumed Contract, is necessary or required in connection with the execution and delivery of this Agreement by Seller or for the consummation by Seller of the Transactions.  Neither the execution or delivery of this Agreement by Seller nor the performance of this Agreement nor the consummation of the Transactions will (a)  conflict with or result in any breach of any provision of the organizational documents of Seller, (b)  constitute a default or event of default under any Assumed Contract or any other Contract of Seller (c)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Transferred Assets or give any Governmental Authority the right to challenge the Transactions or to exercise any remedy or to obtain any relief to which Purchaser or the Transferred Assets may be subject, (d) cause any of the Transferred Assets to be reassessed or revalued by any Taxing Authority or other Governmental Authority, (e) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or affect the enforceability of any Assumed Contract or any other Contract of Seller, or (f) result in the imposition or creation of any Lien upon or with respect to the Transferred Assets.

3.5           Title to Transferred Assets; Liens.  Seller has good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold or licensed interests in, all of the Transferred Assets; in each case subject to no Liens.

3.6           Absence of Certain Events.  Since June 17, 2008, the Transferred Business has been operated in the ordinary course.  Except as disclosed by the Financial Statements or as otherwise specifically contemplated by this Agreement, there has not been since June 17, 2008:

(a)           any amendment or change to the organizational documents of Seller;

(b)           any amendment or termination of any Assumed Contract;

(c)           except as required by GAAP, any change in the accounting policies or practices of Seller;

(d)           any damage, destruction or loss, whether covered by insurance or not, of any Transferred Asset;

(e)           any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of Indebtedness by Seller or any termination or amendment of any evidence of Indebtedness, Contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Transferred Assets are bound, other than in the ordinary course;

(f)            any Lien imposed on any Transferred Asset;

(g)           any commencement, notice received by Seller, or, to the Knowledge of Seller, threat of any lawsuit, arbitration or proceeding against or investigation of Seller;

(h)           any Material Adverse Effect; or

(i)            any commitment or agreement to do any of the foregoing.

3.7           Financial Statements.  Schedule 3.7 sets forth true, correct and complete copies of (a) the audited consolidated balance sheets of Seller as of December 31, 2007 and December 31, 2006 and the audited consolidated income statement of Seller for the fiscal years then-ended and (b) the unaudited consolidated balance sheets for each Transferred Business as of June 30, 2008 and the unaudited consolidated income statement for each Transferred Business as of June 30, 2008 (collectively, the “Financial Statements”).  The Financial Statements were derived from the accounting books and records of Seller.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and fairly present the financial condition and the results of operations of Seller as of the relevant dates and for the relevant periods in all material respects, in accordance with GAAP.

3.8           Books and Records.  Seller maintains accurate books of account, minute books, stock record books, and other records (all of which have been made available to Purchaser) reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (a) transactions are executed with management’s authorization, (b) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for Seller’s assets, (c) access to Seller’s assets is permitted only in accordance with management’s authorization, (d) the reporting of Seller’s assets is compared with existing assets at regular intervals, and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.9           Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, proceedings or investigations pending or, to the Knowledge of Seller, threatened, against or relating to Seller or the Transferred Assets, at law or in equity, or before any Governmental Authority, which, if determined or resolved adversely to Seller or the Transferred Assets in accordance with the plaintiffs’ demands, have a Material Adverse Effect.  Neither the Transferred Business nor the Transferred Assets are subject to any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

3.10         Tax Matters.  Except as set forth on Schedule 3.10, (a) all income Tax and other material Tax returns other than the federal and state corporate income tax returns for December 31, 2007 which will be filed by the extended due date of September 15, 2008, statements, reports and forms (collectively, the “Returns”) that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any tax period ending on or before the Closing Date (“Pre-Closing Tax Period”) by Seller has been, or will be, timely filed on or before the Closing Date; (b) Seller has timely paid all Taxes shown as due and payable on the Returns that have been filed; (c) the Returns that have been filed are true, correct and complete; (d) no Tax sharing agreement, Tax sharing arrangement or Tax indemnification agreement exists between Seller and any other Person; (e) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Seller in respect of any Tax; and (f) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.11         Liabilities.  Neither the Transferred Assets nor the Transferred Business are subject to any outstanding claims, liabilities or indebtedness, accrued, contingent or otherwise, and whether  due or to become due, except pursuant to the Assumed Contracts.

3.12         Compliance with Law  Schedule 3.12 sets forth all Permits possessed by Seller and assigned by Seller to Purchaser in connection with the Transferred Business.  Seller holds all Permits necessary for the lawful conduct of the Transferred Business in the jurisdictions in which Seller conducts business, and is in compliance with the terms of such Permits, except to the extent that the failure to hold such Permits or comply with the terms of such Permits could not reasonably be expected to have a Material Adverse Effect.  Seller is in compliance in all material respects with, and is not in material violation of, any Law.  No investigation or review by any Governmental Authority with respect to Seller is pending or, to the Knowledge of Seller, threatened, nor, to the Knowledge of Seller, has any Governmental Authority indicated an intention to conduct the same, nor is Seller subject to any consent decree.

3.13         Seller Employees.  Schedule 3.13 sets forth a correct and complete listing of all employees of Seller employed in connection with the Transferred Business (the “Seller Employees”).  No Seller Employee is in material violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to Seller or any former employer relating to (a) the right of any such Seller Employee to be employed by Seller or Purchaser because of the nature of the business conducted by Seller or

Purchaser or (b) the use of trade secrets or proprietary information of others.  The Seller is not a party to any collective bargaining agreement with any labor union and the Seller has no knowledge of any current union organizing activity among its employees.  There are no labor practice complaints against the Seller pending before any agency in connection with the violation of any law respecting employment, employment practices, terms and conditions of employment or wages and hours or engaging in any unlawful labor practices.  Wages, vacation pay, bonuses, benefits, and commissions earned by employees up to the Closing Date and all pension plan contributions, workers compensation premiums and other amounts required to be withheld and/or paid by the Seller in respect of the Seller Employees up to the Closing Date will be paid by the Seller up to and including the Closing Date.  Purchaser shall not be liable for any amounts to which Seller Employees are or may be entitled in connection with their employment with Seller.

3.14         Fees and Expenses of Brokers and Others.  Seller (a) is not directly or indirectly obligated to pay any brokers’ or finders’ fees or any similar fees in connection with the Transactions, and (b) has not retained any other broker or other similar intermediary to act directly or indirectly on its behalf in connection with the Transactions.

3.15         Intellectual Property.

(a)           For purposes of this Agreement, the following terms have the following definitions:

(i)            “Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith: (A) all copyrights, copyright registrations and applications therefor, rights in works of authorship and all other rights corresponding thereto throughout the world, including all copyrightable works, rights in databases, data collections, “moral” rights, and mask works, (“Copyrights”); (B) all inventions (whether patentable or not), invention disclosures, discoveries, improvements, inventor’s notes, ideas, testing information, research and development information, trade secrets, proprietary information, know how, technology, technical data, specifications, designs, plans, proposals, supplier lists and customer lists and all documentation relating to any of the foregoing and corresponding rights in confidential information and other non-public information (“Trade Secrets”); (C) all trademarks, trade names, service marks, trade dress, designs and logos, tag lines, domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise) and all registrations and applications for registration thereof and all other rights corresponding thereto throughout the world (“Marks”); (D) all business and marketing plans, market surveys, market know-how and customer lists and information, databases, data collections and content and all rights therein, throughout the world; (E) all Internet electronic addresses, domain names, uniform resource locators and other Internet or similar addresses or identifiers, and registrations thereof (“Domain Names”); (F) all business names and assumed names (whether registered, common law, statutory or otherwise) (“Business Names”); (a) all Websites; (H) all Software; and (I) any similar, corresponding or equivalent rights to any of the foregoing any where in the world.

(ii)           “Transferred Intellectual Property” shall mean any and all Intellectual Property that is owned or used by Seller solely in connection with the operation of the Transferred Business, as is set forth on Schedule 3.15(b).  Transferred Intellectual Property shall not include Intellectual Property which is owned and used by Seller in connection with the operation of Seller Business, including, but not limited to, the AgTrader Assets or the Agrileach Software.

(iii)          “Registered Intellectual Property” shall mean all United States, international and foreign: (a) registered Marks and, renewals and applications; (b) registered Copyrights and applications; (c) all registered Business Names (“Registered Business Names”) and (d) registered Domain Names and any application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

(b)           Schedule 3.15(b) sets forth a true, correct and complete list of all (i) Registered Intellectual Property (including Marks, Copyrights, Registered Business Names and Transferred Domain Names) used in connection with the Transferred Business (the “Seller Registered Intellectual Property”); (ii) applications to register any Transferred Intellectual Property; (iii) all unregistered Intellectual Property used in connection with the Transferred Business and (iv) proceedings or actions before any court, tribunal (including the U.S. Patent and Trademark Office (the “PTO”) and any equivalent authority anywhere in the world) related to any of the Seller Registered Intellectual Property.  For each listed item, Schedule 3.15(b) indicates, as applicable, the owner of that Intellectual Property, the countries in which such Intellectual Property is registered, the registration number, and the filing and expiration dates thereof.

(c)           [RESERVED].

(d)           All of the Transferred Intellectual Property is wholly and exclusively owned by the Seller free and clear of all options, rights, licenses, restrictions or liens.

(e)           Other than the Assumed Contracts, neither the Seller nor any of its subsidiaries is a party to any other Contract with respect to any Transferred Intellectual Property.

(f)            Except for the warranties and indemnities contained in those Assumed Contracts, neither Seller nor its subsidiaries has agreed to, or assumed any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of recourse with respect to the infringement, violation or misappropriation of the Intellectual Property rights of any Person caused by Seller’s use of the Transferred Intellectual Property.

(g)           [RESERVED].

(h)           All Transferred Intellectual Property (i) was created solely by either (a) employees, and not by any agent or independent contractor, of the Seller acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property rights, to the Seller or (b) other Persons who have validly and irrevocably assigned all of their rights, including Intellectual Property rights, to the Seller, and no other Person owns or has any rights to any portion of such Intellectual Property or (ii) was purchased from Persons that owned and/or created such Intellectual Property and who had validly and irrevocably assigned all of their rights, including Intellectual Property rights, to the Seller, and no other Person owns or has any rights to any portion of such Intellectual Property.  All Transferred Intellectual Property is the subject of a valid and enforceable non-compete agreement providing that the creator of such Transferred Intellectual Property may not create, own, or manage any Intellectual Property that competes with the Transferred Intellectual Property, and such non-compete agreements may be assigned to Purchaser without the consent of such creator.

(i)            Neither the Seller nor any of its subsidiaries has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights in or to joint ownership of, any Transferred Intellectual Property to any other Person.

(j)            As of the Closing, all Transferred Intellectual Property will be fully transferable and alienable by Purchaser without restriction and without payment of any kind or other rights granted to any Person.  Upon Closing, Purchaser shall succeed to all of the Transferred Intellectual Property rights necessary for the conduct of the Transferred Business and all of those rights shall be exercisable by Purchaser to the same extent as by Seller and its subsidiaries prior to Closing.

(k)           The operation of the Transferred Business does not infringe or misappropriate the Intellectual Property rights of any other Person, violate the rights of any other Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction.  Neither the Seller nor any of its subsidiaries has received any written notice from any third party claiming that the operation or sale of any Transferred Intellectual Property infringes, violates or misappropriates the Intellectual Property rights of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction, nor is there any basis for those claims.

(l)            There are no facts or circumstances that would render any Transferred Intellectual Property invalid or unenforceable.  Except as set forth in Schedule 3.15(l), each item of Seller Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with that Seller Registered Intellectual Property have been paid and all necessary documents and certificates in connection with that Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or non-U.S. jurisdictions, as the case may be, for the purposes of obtaining and maintaining that Seller Registered Intellectual Property.  Without limitation, there is no information and there are no materials, facts, or circumstances that would render any of the Seller Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Seller Registered Intellectual Property, and neither the Seller nor any of its subsidiaries has misrepresented, or failed to disclose, and, there has been no misrepresentation or failure to disclose, any fact or circumstance in any application for any Seller Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to that application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property.  Except as set forth in Schedule 3.15(l), there are no actions that must be taken by the Seller within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificate for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property.

(m)          There is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree, or any other dispute, disagreement, or claim (“Dispute”) related to the Transferred Intellectual Property, nor, has any Dispute been threatened, challenging the legality, validity, enforceability or ownership of any Transferred Intellectual Property.  No circumstances or grounds exist that would give rise to a Dispute related to the Transferred Intellectual Property.  Neither the Seller nor any of its subsidiaries has sent any notice of any Dispute and, there exists no circumstances or grounds upon which the Seller could assert any Dispute.  No Transferred Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of any Dispute.

(n)           No Intellectual Property that is or was Transferred Intellectual Property has been permitted to lapse or enter the public domain.

(o)           The Parties agree that the Software that is included in the Transferred Assets, Source Codes for Software that is included in the Transferred Assets, documentation for the Software that is included in the Transferred Assets and object codes for Software that is included in the Transferred Assets are collectively referred to as the “Seller Software.”  Seller hereby confirms that Seller has up to date, complete source code or equivalent high level code in other programming languages (“Source Code”) for the Seller Software.  All Source Code is complete to the degree that it contains all necessary notations to re-compile a complete version of all Seller-developed applications.  Seller owns all rights of every kind and nature, in any and all media now or hereafter known, in and to the Seller Software.  No “open source” Software has ever been distributed in conjunction with or as part of the Seller Software.  Seller has all rights of ownership with respect to the Seller Software, including the rights of adaptation and exploitation by any means and media, now or hereafter known, without obligation to any other person.  No royalty or other fee of any kind is payable by Seller for the reproduction, adaptation, distribution, public performance, display or other exploitation of the Seller Software.  None of the Seller Software infringes or otherwise violates the rights, including Intellectual Property rights, of any other person and there are no proceedings pending or, to the Knowledge of Seller, threatened, and no claim has been received by Seller alleging infringement or violation with respect to the Seller Software.  Except as set forth on Schedule 3.15(o), there is no violation by others of any right of Seller with respect to the Seller Software.  The Seller Software (and all related systems, servers and databases):

(i)            Are backed-up and subject to the security and disaster recovery procedures set forth in Schedule 3.15(o);

(ii)           Are compliant with current industry standards for the industries in which the Transferred Business operates;

(iii)          Are accompanied by the repair, debugging and other Software tools used by Seller to maintain, adapt and update it; to the extent such tools are proprietary to Seller, they are subject to the representations and warranties related to owned Seller Software set forth in this Section 3.15(o); to the extent such tools are products of a third party, they are readily available at reasonable cost; and

(iv)          Seller fully complies with all applicable Laws governing the obtaining, inputting, storage, compilation, manipulation, access to and distribution of any individual or personal data and adequate systems and safeguards are in place to monitor such compliance on an ongoing basis, as specified in Schedule 3.15(o).

(p)           [RESERVED]

(q)           Except as set forth on Schedule 3.15(q), all content of each of the Websites is either licensed to Seller by the owner of such content pursuant to a validly existing license agreement or owned by the Seller.

(r)            Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of Law or otherwise of any Contracts to which the Seller is a party, will result in:  (i)  Purchaser or Seller granting to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Purchaser or Seller, being bound by, or subject to, any non-competition or other restriction on the operation or scope of their respective businesses, or (iii) Purchaser or Seller being obligated to pay any royalties or other amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated by this Agreement.

(s)           The Seller and each of its subsidiaries has taken all reasonable steps necessary to protect the Seller’s or such subsidiaries’ rights in the Transferred Intellectual Property.  In each case in which the Seller has acquired any Transferred Intellectual Property from any third party, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to that Transferred Intellectual Property (including the right to seek past and future damages with respect thereto) to the Seller, and to the maximum extent provided for by, and in accordance with, applicable Laws, the Seller has recorded each of those assignments with the relevant governmental authorities, including the PTO or any respective equivalents in any jurisdiction.  Neither Seller nor any of its subsidiaries have disclosed, or have any obligation to disclose, to another Person any Trade Secrets of Seller relating to the Transferred Business, except pursuant to an enforceable confidentiality agreement or undertaking, and no Person has materially breached any such agreement or undertaking.

(t)            No (i) product, technology, service, content or publication of Seller relating to the Transferred Business, (ii) material published or distributed by Seller relating to the Transferred Business including content of the Websites, or (iii) conduct or statement of Seller relating to the Transferred Business constitutes a defamatory statement or material, false advertising or otherwise violates any applicable law.

(u)           None of the Transferred Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any governmental entity or any university.

3.16         Assumed Contracts.  Schedule 3.16 sets forth a correct and complete list of the Assumed Contracts.  All Assumed Contracts are valid, binding and in full force and effect as to Seller.  Each Assumed Contract is enforceable in accordance with its terms.  Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in breach or violation of, or default under the terms of any such Assumed Contract.  Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of or default under any Assumed Contract.  None of the parties to any Assumed Contract has given notice (written or oral) of its intent to terminate such Assumed Contract and, to the Knowledge of the Seller, no party intends to terminate any Assumed Contract prior to or following the consummation of the Transactions.  There have been no amendments or modification to the Assumed Contracts that could make any of the information disclosed herein inaccurate or incomplete.  Copies of all Assumed Contracts, including any modifications and amendments thereto, have been provided to Purchaser by Seller.  Seller has either provided to Purchaser or made available for Purchaser’s review all Contracts entered into in connection with the Transferred Business as conducted by Seller prior to Closing.

3.17         Receivables.  Schedule 3.17 sets forth a complete and accurate list of all Receivables, showing the amounts due or paid as of the Closing Date and the name and contact information of the party that has paid or shall pay such amount.  All Receivables have arisen from lawful transactions in the ordinary course of business.  None of such Receivables or any other debts, are or will as of the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve identified on Schedule 3.17.  Except in the ordinary course of Seller’s business, Seller has not accelerated or received early payment of any accounts or other Receivables or delayed payment of any accounts or other payables.

3.18         RESERVED.

3.19         Participant Lists.  Seller has provided to Purchaser or made available for Purchaser’s review true, correct and complete Participant Lists for each Transferred Business.

3.20         Real Property.  Seller has not and does not currently own or lease any real property in connection with the Transferred Business.

3.21         Advertisers.  Seller has not made any material misrepresentation to any Person providing advertising content or other content on any Website that is intentionally inaccurate, untrue, false, or deceptive or otherwise intentionally misleading, including, but not limited to, as to the number of visitors that view or visit any Website during any period of time.

3.22         Exclusive Dealing.  Other than in connection with the transactions contemplated by this Agreement, neither Seller nor any of its respective financial advisors, attorneys, accountants or any other representatives has entered into any currently effective agreement, written or oral, involving the acquisition of all or any portion of the Transferred Assets, or any other similar transaction or business combination involving the Transferred Business or the

Transferred Assets (an “Acquisition Transaction”) or (b) signed a letter of intent to enter into any Acquisition Transaction that has not expired.

3.23         Transferred Assets.  The Transferred Assets include all of Seller’s assets as are necessary, prudent and advisable for Purchaser to organize, promote, produce and manage the Transferred Business following the Closing Date.

3.24         Privacy.  Purchaser acknowledges that Seller has previously disclosed to it that Seller does not have a written policy concerning procedures for protecting personally identifiable information nor does Seller have any data privacy or security policies, privacy statements or privacy agreements (defined hereinbelow as a “Privacy Policy”). Purchaser further acknowledges that Seller has disclosed that Seller has neither sought nor received legal counsel regarding the requirements of relevant Laws governing the protection of personally identifiable information. Purchaser agrees that any and all representations of Seller contained in this section, therefore, are subject to such disclosure.

(a)           Except as set forth on Schedule 3.24, Seller is and has been in compliance in all material respects with all Laws with respect to protection of personally identifiable information of consumers, users and other Participants, including, but not limited to, personal information relating to income, tax returns, taxes, or other financial information, non-public financial information, and other personally identifiable information (collectively, Customer Information”).

(b)           Except as set forth on Schedule 3.24, Seller is and has been in compliance in all material respects with all Laws with respect to any requirement that it have data privacy policies or data security policies in effect, including relating to data loss, theft and breach of notification policies.

(c)           Seller is and has been in compliance in all material respects with all applicable provisions of the Gramm-Leach-Bliley Act and the rules, regulations and interpretations related thereto and other applicable privacy laws and regulations, including those related to information security as well as the transfer, exchange, disclosure, sharing, use or storage of Customer Information.

(d)           A copy of the data privacy and security policies, privacy statements and privacy agreements, including, any such policies or statements applicable to its customers, users, employees, and persons with whom it may interact electronically through any website (including those Domain Names transferred in accordance with this Agreement) or otherwise (the “Privacy Policy”) of Seller regarding the collection and use of information, including, without limitation, Customer Information, has been delivered to Purchaser.  Except as set forth on Schedule 3.24, Seller’s Privacy Policy is a product of its own creation and was not prepared or used by Seller in violation of any applicable Law.  Except as set forth on Schedule 3.24, Seller has not collected, received or used any Customer Information in violation of its applicable Privacy Policy.  Except as set forth on Schedule 3.24, Seller has security measures and safeguards in place to protect the Customer Information from illegal or unauthorized access, download or use by its personnel or third parties, and from access, download or use by its personnel or third parties in a manner violative of applicable Laws or the applicable Privacy

Policy and, to the knowledge of Seller, no Person has gained unauthorized access to or made any unauthorized use of any Customer Information.  Except as set forth on Schedule 3.24, Seller has adopted a written information security program designed to protect all Customer Information, copies of which have been provided to Purchaser.  Except as set forth on Schedule 3.24, there is no complaint, action, suit, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or relating to Purchaser at law or in equity, or before any Governmental Authority arising out of or relating to the Privacy Policy.

(e)           Seller has not collected any personally identifiable information or other Customer Information from any third parties that such party did not knowingly disclose, except as permitted by applicable Laws.

(f)            Except as listed on Schedule 3.24, Seller has no limits in its Privacy Policy on the transfer or sale of personally identifiable information and other Customer Information or its use after sale, including but not limited to active and/or contactable customers and suppression lists, and may transfer such personally identifiable information and other Customer Information to Purchaser in connection with the Transactions.

(g)           Except as set forth on Schedule 3.24, Seller has in effect privacy agreements for relevant Affiliate, supplier or other third party agreements, including, but not limited to, credit card processors, involving the collection, use, storage, and processing of personally identifiable information controlled by Seller.

(h)           Except as set forth on Schedule 3.24, Seller is in compliance in all material respects with all Laws applicable to transfer of personally identifiable information and other Customer Information across national borders.

(i)            Seller does not use or disclose to third parties any personally identifiable information or other Customer Information of customers except if the customer has consented to such use or disclosure or except as required by a Governmental Authority or by applicable Laws.

3.25         Condition of Tangible Assets.  All items of the Tangible Assets or any of them are in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted, and conform to all applicable ordinances, rules, regulations and technical standards and all applicable building, zoning laws and other Laws.

3.26         Full Disclosure.

(a)           None of the documents executed, prepared or delivered in connection with the Transactions (the “Transaction Documents”) contain or will contain any untrue statement of material fact; and none of the Transaction Documents omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

(b)           Except as set forth in the schedules hereto, there is no material fact that (i) may have an adverse effect on the Transferred Assets or the Transferred Business or on the ability of Seller to comply with or perform any covenant or obligation under any of the

Transaction Documents, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1           Organization and Authority of Purchaser.  Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Illinois.  Purchaser has all corporate power and authority to carry on its business as it is now being conducted.

4.2           Authority Relative to this Agreement.  Purchaser has the right, power and capacity to execute and deliver each certificate, agreement, document or other instrument to be executed and delivered by Purchaser in connection with the Transactions and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been, and the other documents contemplated to be executed by Purchaser hereby will be as of the Closing, duly executed and delivered by Purchaser and constitute or will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

4.3           Consents and Approvals; No Violations.  No filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement by Purchaser or for the consummation by Purchaser of the Transactions.  Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution or delivery of this Agreement by Purchaser nor the performance of this Agreement nor the consummation of the Transactions by Purchaser will (a)  conflict with or result in any breach of any provision of the respective Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents of Purchaser, (b)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of the properties or assets of Purchaser may be bound or (c)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of the properties or assets of Purchaser, in each case except to the extent that such conflict, default or violation would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

4.4           Litigation.  There is no action, suit, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or relating to Purchaser at law or in equity, or before any Governmental Authority, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the Transactions contemplated hereby.

4.5           Fees and Expenses of Brokers and Others.  Purchaser (a) is not directly or indirectly obligated to pay any brokers’ or finders’ fees or any similar fees in connection with the Transactions, and (b) has not retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the Transactions.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Fees and Expenses.  Except as specifically set forth in this Agreement, each Party shall bear its own expenses in connection with the negotiation and execution of this Agreement and any other agreement, document or form prepared or executed in connection with this Agreement, including all fees and expenses of its legal counsel, investment bankers, financial advisors and accountants.

5.2           Public Announcements.  Prior to the Closing Date, Seller and Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to giving each Party a reasonable opportunity to review and comment on such press release or public statement.  Notwithstanding the forgoing nothing contained herein shall impede or prevent the seller from complying with regulation FD promulgated under the Securities and Exchange Act of 1934.

5.3           Bulk Sales.  On or prior to the Closing Date, Seller agrees to comply with all applicable bulk sales or bulk transfer laws of any Governmental Authority (including, without limitation all bulk sales or bulk transfer provisions administrated by the Colorado, Illinois and Missouri Departments of Revenue or similar Governmental Authorities (the “Bulk Sales Laws”)).

5.4           Tax Matters.  Purchaser and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Transferred Business and the Transferred Assets as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Transferred Business and the Transferred Assets.  Seller shall retain in its possession all Returns and tax records relating to the Transferred Business and the Transferred Assets that might be relevant to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired.  After such time, Seller may dispose of such materials, provided, that prior to such disposition Seller shall give Purchaser a reasonable opportunity to take possession of such materials.  Purchaser shall retain in it possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired.

5.5           Seller Communications Program.

(a)           As additional consideration for the Transferred Assets, Vance Publishing Corporation, a New York corporation, the parent corporation of the Purchaser (“Vance Publishing”) agrees to provide to Seller, or to cause any of its Affiliates to provide to Seller, subject to customary terms and conditions of Vance Publishing or its Affiliates, as the case may be, during each of the three (3) successive 12 month periods commencing on Closing Date, 2008 and ending on the third anniversary of the Closing Date, (i) one (1) full-page, four-color advertisement in each of the publications indicated in the chart below, and (ii) for the number of advertisements per each such 12 month period for each publication as indicated in the chart below (collectively, the “Publication Advertising Rights”):

Publication	Number of Advertisements Per Year	Aggregate Consideration Provided Over the 36 Month Period
Drovers	12	$438,000.00
Bovine Veterinarian	8	$131,000.00
Pork	10	$290,000.00
Dairy Herd Management	12	$423,000.00
TOTAL		$1,282,000.00

With the written consent of Vance Publishing, Seller shall be entitled to receive such other services, including, without limitation, Platinum Partner status on CattleNetwork.com and AgNetwork.com, but only to the extent such status is offered by Purchaser, offered by Vance Publishing or any of its Affiliates as a substitute for the Publication Advertising Rights set forth above so long as such services shall be of equal or lesser value than the Publication Advertising Rights.  The value of any such services, as agreed among the parties, shall reduce the Publication Advertising Rights to which Seller otherwise would have been entitled dollar for dollar and, correspondingly, the number of advertisements to which Seller otherwise would have been entitled.

(b)           Vance Publishing agrees to sell to Seller, or cause any of its Affiliates to sell to Seller, and Seller Agrees to purchase from Vance Publishing or any Affiliate of Vance Publishing, subject to standard pricing rates and customary terms and conditions, advertising space on the Websites or in any publication of Vance Publishing or any Affiliate of Vance Publishing; provided that Vance Publishing and its Affiliates shall have no obligation to create or enlarge its advertising space or enlarge its publications or Websites to allow for any such advertising, it being agreed that this Section 5.5(b) shall only apply to remnant advertising space in such publications and Websites (collectively, the “Other Advertising Rights” and together with the Publication Advertising Rights, the “Advertising Rights”).

(c)           Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Seller may not assign, transfer or convey any the Advertising Rights without the prior written consent of Vance Publishing and Purchaser.

(d)           Purchaser shall have the right to terminate its obligations under this Section 5.5 effective upon delivery of written notice to Seller if (i) Seller, other than in connection with a Chapter 11 reorganization under the United States Bankruptcy Code, makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 60 days or (ii) Seller engages in any Change of Control transaction.

5.6           [RESERVED]

5.7           Non-Competition Agreement.

(a)           Scope.  For a period of three (3) years following the Closing Date (the “Seller Non-Compete Term”), neither Seller, nor any one or more of its Affiliates or subsidiaries (collectively, the “Restrained Parties”), in any capacity whatsoever (including, without limitation, individually, or jointly or as owner, shareholder, partner, member, manager, director, officer, employee, joint venturer, agent, consultant, independent contractor, or representative of or for any person or entity) shall directly:

(i)            Own, manage, create, operate, join, control, participate in, be employed by, give consultation or advice to, or otherwise benefit in any manner from, directly or indirectly, any person or entity that competes with Purchaser and or its subsidiaries or Affiliates in any industry in which the Transferred Business operates as of the Closing Date, including, without limitation, the cattle, livestock, pork, poultry and dairy industries, in the United States including, without limitation, the creation, operation or launching of websites, publications or domain names in such industries that provide news and information content and are based upon information or advertisement supported structures (with the exception that Seller may use those assets owned and operated by Seller which are not part of the Transferred Business including, but not limited to, the AgTrader Assets, but only to the extend that such assets, including, but not limited to the AgTrader Assets are used on a subscription supported structure or website only and not advertisement supported structure or website);

(ii)           Solicit any customers, partners, sponsors, endorsers, advertisers, subscribers and other participants in the Transferred Business for the purpose of conducting any activity in any industry in which the Transferred Business operates as of the Closing Date; or

(iii)          Disclose, divulge, use or exploit or attempt to do any of the foregoing, for their own benefit or the benefit of others, in any manner in competition with or contrary to the best interest of Purchaser, any now existing trade secrets or proprietary information of the Transferred Business or the Transferred Assets, including, without limitation, any customers, partners, sponsors, endorsers, advertisers, subscribers and other participants in the Transferred Business, any business or marketing plans or business strategies related to the Transferred Business or the Transferred Assets.

(iv)          For purposes of this Section 5.7, “competition” or “competitive” or “compete” or any of those terms or derivatives of those terms, shall have the meaning commonly attributed to them in the industry in which the Transferred Business is operated.

(b)           Intentions.  The agreements of this Section 5.7 shall each be construed as an agreement independent of any other provisions in the Agreement.  It is not the intention of any party to violate any public policy, statutory or common law.  If any sentence, paragraph, clause, or combination of the same is determined to be in violation of law of the state jurisdiction where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding upon the parties hereto.  If any portion of this Section 5.7 is held to be unreasonable, arbitrary or against public policy, the provisions of this Article shall be considered divisible both as to time and as to geographical area; and each month of each year of the specified period shall be deemed to be a separate period of time.  In the event any tribunal determines the specified time period or geographical area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area to be unreasonable, arbitrary or again public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced.

(c)           Reformation.  The parties intend that all provisions of this Agreement are to be enforced to the extent permitted by law.  Accordingly, should any tribunal determine that the time duration or geographic scope of any provision of this Agreement is too long or too broad to be enforced as written, the parties intend that such tribunal reform the provision to such narrower scope, to the maximum extent allowable, as it determined to be enforceable.

(d)           Remedies.  If any one or more of the Restrained Parties breaches the covenants set forth in Section 5.7 of this Agreement, Purchaser shall be entitled to the following remedies against such breaching party:

(i)            Damages.  Money damages in the amount of any damages incurred by Purchaser as a result of the breach to the extent that damages are proven to a competent tribunal, but only to the extent such damages are the result of a breach of the covenants set forth in Section 5.7 that have existed more than 180 days prior to Purchaser’s actual knowledge of such breach;

(ii)           Injunctive Relief.  The Restrained Parties acknowledge and recognize that a violation of this Agreement will cause irreparable and substantial damage and harm to Purchaser and constitute a failure of consideration, and Purchaser will have no adequate remedy at law for such violation, and that Purchaser shall be entitled as a matter of right to specific performance, a temporary restraining order and preliminary and permanent injunction from a court of competent jurisdiction, retraining any further such violation, all without having to post any bond, and which right to injunctive relief shall be cumulative and in addition to Purchaser’s right to damages at law as set forth in Section 5.7(d)(i).

(e)           Term Extension.  If any one or more of the Restrained Parties materially breaches any provision of this Section 5.7, the Seller Non-Compete Term with respect to each materially breaching Restrained Party shall be extended for the length of time during which such party is in breach, without the payment of any additional consideration by Purchaser, but in no event shall the Seller Non-Compete Term extend beyond five (5) years following the Closing Date.

5.8           [RESERVED]

5.9           Post-Closing Receivables Reconciliation.

(a)           As Receivables of the Transferred Business are issued as of the last day of each calendar month, any Receivable, or portion thereof, for services rendered prior to the Closing Date, are and shall remain the property of the Seller (“Seller Recivables”) and any Receivable, or portion thereof, for services rendered after the Closing Date, are and shall remain the property of the Purchaser (“Purchaser Receivables”).  If any Seller Receivables are collected by the Purchaser after the Closing Date, such amounts shall be remitted to Seller within ten days after receipt by Purchaser. .  If Purchaser Receivables are collected by the Seller after the Closing  Date, such amounts shall be remitted to Purchaser within ten days after receipt by Seller.  Notwithstanding anything to the contrary herein, all Receivables of the Transferred Business for the month of July 2008 with respect to the Transferred Business shall be shared equally (50% to Seller and 50% to Purchaser) between Seller and Purchaser.

(b)           Each of Purchaser and Seller shall provide to such other party an accounting of all amounts due from such other party no less frequently than on the last day of each of month.

5.10     Customer/Advertiser/Participant Relationships.  Seller covenants and agrees that it shall cooperate with Purchaser and assist Purchaser with maintaining and continuing the business relationships that the customers, advertisers, suppliers, and all other Participants had with Seller prior to the Closing Date in connection with the Transferred Business.  Seller agrees that it will not cause or permit, and that it will not cause any of its current or former employees, or permit any of its current employees, to so cause, harm in any manner, to the relationships between Purchaser, the customers, advertisers, suppliers or any other Participants on or after the Closing Date.

5.11     Right of Setoff.  Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, Purchaser shall have the right to set off any obligation of Purchaser or any Affiliate of Purchaser to Seller or any Affiliate of Seller under this Agreement or any other Transaction Document, including, without limitation, any obligation under Sections 5.5 and 7.2, against any obligation of Seller or any Affiliate of Seller to Purchaser or any Affiliate of Purchaser under this Agreement or any Transaction Document, including, without limitation, any obligation under Section 7.3.  This Section 5.11 shall survive termination of this Agreement.

5.12     Exclusivity Period for AgTrader Assets.  ..  Seller hereby agrees that from the Closing Date and for a period of 180 days thereafter, (i) Purchaser shall have the sole and exclusive right to purchase or otherwise acquire the AgTrader Assets on terms mutually agreeable to Seller and Purchaser; (ii) Seller shall not solicit from any Person any offers to purchase or otherwise acquire the AgTrader Assets; (iii) within 10 days of receipt by Seller of any offer to purchase or otherwise acquire the AgTrader Assets, Seller will provide a copy of such offer to Purchaser or otherwise convey such offer to Purchaser, and (iv) Seller will reasonably cooperate with Purchaser in connection with its review, diligence and evaluation of the AgTrader Assets in connection with any purchase or acquisition of the AgTrader assets by Purchaser.

5.13     AgTrader Content Use Right. .  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Seller hereby agrees that Purchaser shall have the right to use content from Seller’s website AgTraderIndex.com for a period of 180 days from the Closing Date in order to compile data and information for use on the Websites during such 180 day period, including, but not limited to, all commodities, dairy, swine, poultry, cattle, corn, soybeans and wheat data or information listed on AgTraderIndex.com.  Seller and Purchaser hereby agree that after such 180 day period, any such usage by Purchaser shall be subject to the terms of a usage agreement reasonably acceptable to Purchaser and Seller, which shall be negotiated in good faith by each of them.

5.14     Additional Post-Closing Deliveries.

(a)           Seller agrees to prepare and deliver to Purchaser such forms as are requested by Purchaser or as or otherwise required by any Governmental Authority to transfer the Registered Business Names or any other Transferred Asset to Purchaser.

ARTICLE VI
CONDITIONS PRECEDENT TO CONSUMMATION OF THE TRANSACTIONS

6.1           Closing Deliveries of Seller.  At the Closing, Seller shall deliver to Purchaser the following:

(a)           A certificate of a duly authorized officer of the Seller, certifying (i) that attached copies of Seller’s charter documents and by-laws are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of this Agreement and the other Transaction Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Agreement and the Transaction, and (iii) to the title, name and signature of each Person authorized to sign this Agreement and any Transaction Document.  Purchaser may conclusively rely on this certificate until it is otherwise notified by the Seller in writing.

(b)           Copies of the charter documents of Seller, certified as appropriate by the Secretary of State or another official of Seller’s jurisdiction of organization.

(c)           Good standing certificates for Seller, issued by the Secretary of State or other appropriate official of Seller’s jurisdiction of organization and each jurisdiction where

Seller’s conduct of business or ownership of Transferred Assets necessitates qualification, including, but not limited to, Colorado and Missouri.

(d)           An executed Agrileach License Agreement.

(e)           All Source Codes for the Agrileach Software.

(f)            An executed Bill of Sale.

(g)           An executed Trademark Assignment.

(h)           An executed Domain Name Assignment.

(i)            An executed Transition Services Agreement.

(j)            An executed Assignment and Assumption Agreement.

(k)           Executed other Transaction Documents to which Seller is a party.

(l)            Evidence that Seller has modified the Websites such that any confirmation received or receipt displayed upon a customer’s purchase of products or services from the Websites no longer contains any credit card expiration dates, credit card security codes, credit card numbers or any other information that may result in liability under the Fair and Accurate Credit Transactions Act.

(m)          Executed agreements from each provider of content to the Websites listed on Schedule 6.1(n) hereto in the form attached hereto as Exhibit H..

(n)           Evidence, Satisfactory to Purchaser, of Seller’s compliance with all Bulk Sales Laws.

(o)           Copies of all consents for Assumed Contracts or notices contemplated in Section 3.4 and other notices and consents requested by Purchaser in connection with the Transactions.

(p)           Payoff letters and Lien releases from each of Midwest Feeders, Inc. and Platte Valley Bank of Missouri, each in a form reasonably acceptable to Purchaser, releasing all Liens that such Persons have or may have on the Transferred Assets.

(q)           An opinion of counsel to the Seller as to the Transactions in a form reasonably accepted to the Purchaser.

(r)            Such other documents as Purchaser may reasonably request to more effectively carry out the terms of this Agreement.

6.2           Closing Deliveries of Purchaser.  At the Closing, Purchaser shall deliver to Seller the following:

(a)           A certificate of a duly authorized officer of the Purchaser, certifying (i) that attached copies of Purchaser’s charter documents and by-laws are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of this Agreement and the other Transaction Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Agreement and the Transaction, and (iii) to the title, name and signature of each Person authorized to sign this Agreement and any Transaction Document.  Seller may conclusively rely on this certificate until it is otherwise notified by the Seller in writing.

(b)           An executed Assignment and Assumption Agreement.

(c)           Executed other Transaction Documents to which Purchaser is a party.

(d)           The Purchase Price, as adjusted in accordance with Section 2.3 hereof, and net of any amounts owed to Purchaser by Seller as provided herein.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1           Survival of Representations and Warranties.

(a)           All of the representations and warranties of Seller contained in this Agreement, except for those set forth in Sections 3.11 (with respect to Taxes), and all claims for indemnification with respect thereto, shall terminate five years after the Closing Date (such five year period, the “Standard Survival Period”).

(b)           All of the representations and warranties of Seller contained in Sections 3.11 (with respect to Taxes), and all claims for indemnification with respect thereto, shall terminate seven years after the Closing Date (such seven year period, the “Additional Survival Period”).

(c)           It is understood that in the event notice of any claim for indemnification under this Agreement shall have been given (in accordance with Section  7.5 hereof) within the applicable survival period, the claims and rights to indemnification relating to such breaches of representations and warranties, covenants or agreements that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

7.2           Indemnification by Seller.  Subject to the limitations set forth in Sections  7.1 and 7.4 hereof, Seller shall indemnify and hold harmless Purchaser, and any manager, member, director, officer, employee, equity holder or Affiliate thereof (the “Purchaser Indemnified Parties”) from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees) (collectively, “Losses”) imposed upon or incurred by any Purchaser Indemnified Party after the Closing, (collectively, a “Purchaser Claim”) as a result of or in connection with any of the following:

(a)           any breach or inaccuracy of any representation or warranty of Seller set forth in this Agreement or any Transaction Documents;

(b)           any breach of or noncompliance by Seller with any covenant, agreement, or obligations to be performed by Seller pursuant to this Agreement or any Transaction Documents to which Seller is a party;

(c)           any liabilities of Seller other than the Assumed Liabilities, including, without limitation, any liability resulting from any content, including any third party or advertiser content (whether prepared solely by such third party or advertiser or with the assistance of Seller) on the Websites prior to the Closing Date;

(d)           any noncompliance with any Bulk Sales Laws or other Laws; or

(e)           the operations of the Transferred Assets and the Transferred Business prior to the Closing Date, including, but not limited to, and any amounts owed to Seller Employees in connection with their employment by Seller and any representations or warranties made by Seller to third parties.

7.3           Indemnification by Purchaser.  Subject to the limitations set forth in Sections  7.1 and 7.4 hereof, Purchaser agrees to indemnify and hold Seller, and any manager, member, director, officer, employee, equity holder or Affiliate thereof (collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party (any of such losses, a “Seller Claim”), as a result of or in connection with any of the following:

(a)           a breach of any representation or warranty made by Purchaser under Article  IV of this Agreement; or

(b)           the breach of or default in the performance by Purchaser of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any Transaction Document to which Purchaser is a party;

(c)           the Assumed Liabilities; or

(d)           the operations of the Transferred Assets and the Transferred Business following the Closing Date.

7.4           Reduction of Holdback Amount

(a)           In the event that aggregate Purchaser Claims equal or exceed $20,000.00, the Holdback Amount shall be reduced as follows: (i) by $20,000.00 only when aggregate Purchaser Claims equal or exceed $20,000.00, and (ii) thereafter, dollar for dollar for the amount of Purchaser Claims in excess of $20,000.00.

(b)           Nothing in this Section 7.4 shall be deemed a limitation on Seller’s indemnification liability under this Article VII.

7.5           Indemnification Procedure.

(a)           If a Party intends to assert a Purchaser Claim or a Seller Claim (a Purchaser Claim or a Seller Claim being hereafter referred to as an “Indemnity Claim”), the Party intending to assert an Indemnity Claim shall provide the Party from whom indemnification is sought with written notice of such Indemnity Claim in accordance with Section 7.5(c) within 30 days after becoming aware of the facts giving rise to such Indemnity Claim.  At the time the Indemnity Claim is made and thereafter, any Party asserting the Indemnity Claim shall provide the Party against which the Indemnity Claim is asserted with copies of any materials in its possession describing the facts or containing information providing the basis for the Indemnity Claim.  If the Indemnity Claim involves a claim by a third party (a “Third Party Indemnity Claim”), the Party against which the Third Party Indemnity Claim is asserted may assume at its expense the defense of the claim by the third party, provided, that such Party against which the Third Party Indemnity Claim is asserted agrees in writing with respect to such Third Party Indemnity Claim that it is obligated hereunder to indemnify and hold any Party asserting the Third Party Indemnity Claim harmless in accordance with the terms of this Article  VII; and provided, further, that the Party asserting the Third Party Indemnity Claim shall be entitled to participate in the defense of such claim at its own expense.  The failure of any Party against which the Third Party Indemnity Claim is asserted to assume the defense of any such claim shall not affect any indemnification obligation under this Agreement.

(b)           No indemnified party (an “Indemnified Party”) may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the party from whom indemnification is being sought (an “Indemnifying Party”), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to this Article VII and (ii) such settlement, compromise or consent includes and unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its Affiliates.

(c)           Any written notice sent by an Indemnified Party to an Indemnifying Party pursuant to Section 7.5(a) shall include (i) a detailed description of the Indemnity Claim being made, (ii) copies of all relevant documentation relating to such claim, and (iii) the basis for indemnification, including without limitation specific provisions of this Agreement under which the Indemnified Party believes it is entitled to indemnification.

ARTICLE VIII
MISCELLANEOUS

8.1           Entire Agreement; Assignment.  This Agreement and the other Transaction Documents (a)  constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof and thereof, and (b)  shall not be assigned by operation of Law or otherwise.

8.2           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, overnight delivery service from a national carrier or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows:

if to Purchaser:

CattleNetwork, LLC
c/o Vance Publishing Corporation
400 Knightsbridge Parkway
Lincolnshire, IL 60069
Attention:	Peggy Walker
Telephone:	(847) 634-2600
Telecopy:	(847) 634-4353

with a copy to:

Wildman, Harrold, Allen & Dixon LLP
225 West Wacker Drive, Suite 2800
Chicago, IL 60606-1229
Attention:	Jeffrey P. Gray
Telephone:	(312) 201-2557
Telecopy:	(312) 416-4491

if to Seller:

Integrated Management Information, Inc.

221 Wilcox Street, Suite A

Castle Rock, CO  80104

Attention:  John Saunders

Telephone: 303-895-3002

Telecopy: 720-221-0411

With a copy to:

Gougér Franzmann & Hooke, LLC
400 Inverness Parkway, Suite 250
Englewood, Colorado 80112
Attention:	Sara J. Streight
Telephone:	(720) 266-1040
Facsimile:	(720) 266-1041

And:

Vanderkam & Associates

1301 Travis, Suite 1200

Houston, Texas  77002

Attention:   Hank Vanderkam

Telephone:  719-547-8900

Facsimile:    713-547-8910

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

8.3           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

8.4           SUBMISSION TO JURISDICTION; WAIVERS.  THE SELLER AND PURCHASER AGREE THAT DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN THE COUNTY OF COOK OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS.  THE SELLER AND PURCHASER CONSENT AND SUBMIT TO JURISDICTION IN SUCH COURTS AND WAIVE ALL RIGHTS TO TRIAL BY JURY.

8.5           Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.6           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

8.7           Execution of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.8           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.9           Enforcement; Service of Process.  In the event either party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seek to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys’ fees and expenses actually incurred by it in connection therewith.  The parties hereto agree that the service of process or any other papers upon them or any of them by any of the methods specified and in accordance with Section 8.2 hereto (other than by telecopy) shall be deemed good, proper, and effective service upon them.

8.10         Amendments.  This Agreement may not be changed orally, but only by an agreement in writing signed by all of the parties hereto.

8.10         Joint Preparation.  This Agreement has been prepared by the joint efforts of the respective attorneys to each of the parties.  No provision of this Agreement shall be construed on the basis that such party was the author of such provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

INTEGRATED MANAGEMENT INFORMATION, INC.

By:	/s/ John Saunders
Name: John Saunders
Title: Chief Executive Officer

CATTLENETWORK, LLC

By:	/s/ John Saunders
Name: John Saunders
Title: Chief Executive Officer

VANCE PUBLISHING CORPORATION
Solely and exclusively in connection with Section 5.5 of this Agreement.

By:	/s/ Peggy Walker
Name: Peggy Walker
Title: President